Exhibit 3.1

Certificate of Incorporation

Of

GEOTAG INC.

1.	The name of the corporation is GEOTAG INC.

2.	The registered office of the corporation shall be located at 3500 South Dupont Highway, Dover, DE 19901, in the County of Kent. The registered agent in charge thereof is: USA Corporate Services Inc.

3.	The purpose of the corporation is to engage in any act or activity for which corporations may be formed under the General Corporation Law of Delaware.

4.	The number of shares, which the corporation shall be authorized to issue, is 200,000,000 with a par value of $.01.

5.	The name and address of the incorporator is as follows:

Sean Burgess        19 W. 34th Street Suite 1018, New York, NY 10001

6.	No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 16th day of July, 2010.

/s/ Sean Burgess
Sean Burgess
Incorporator